Exhibit 99.1

COLONY CAPITAL ANNOUNCES THIRD QUARTER 2018 FINANCIAL RESULTS

Los Angeles, CA, November 7, 2018 - Colony Capital, Inc. (NYSE:CLNY) and subsidiaries (collectively, “Colony Capital,” or the “Company”) today announced its financial results for the third quarter ended September 30, 2018 and the Company’s Board of Directors declared a fourth quarter 2018 cash dividend of $0.11 per share of Class A and Class B common stock.

Third Quarter 2018 Financial Results and Highlights

•	Third quarter 2018 net loss attributable to common stockholders of $(70.0) million, or $(0.15) per share, and Core FFO of $102.2 million, or $0.20 per share

•	The Company’s Board of Directors declared and paid a third quarter 2018 dividend of $0.11 per share of Class A and B common stock

•
During the third quarter 2018, the Company raised approximately $1.5 billion of third-party capital (including amounts related to affiliates) from institutional clients, bringing year-to-date third-party capital raised to $5.2 billion

•
Digital Colony, the Company's digital real estate infrastructure vehicle established in partnership with Digital Bridge, raised $1.0 billion during the third quarter 2018 and had an aggregate $4.0 billion of committed capital as of September 30, 2018, inclusive of a $250 million capital commitment by certain subsidiaries of the Company

•	The Company raised $84 million of third-party capital in the industrial platform resulting in $1.5 billion of total third-party capital under management

•	The Company received an additional commitment of $291 million from a third-party institutional investor for its investment in AccorInvest bringing total third-party capital to $760 million

•
The Company completed over $590 million of Other Equity and Debt asset monetizations, with net equity proceeds of approximately $324 million, which brings year-to-date asset monetizations to $1.1 billion with net equity proceeds of approximately $661 million

•
The Company invested, or committed to invest, $166 million in five Strategic Other Equity and Debt investments, representing immediate GP co-investments or investments the Company expects to contribute to a future managed fund, or syndicate to third-party investors

•
The Company redeemed all of the shares of its 8.5% Series D cumulative redeemable perpetual preferred stock for $200 million with aggregate year-to-date preferred stock redemptions and common stock repurchases of $519 million

•	Subsequent to the third quarter 2018:

•
The Company announced a corporate restructuring and reorganization plan which is expected to generate $50 to $55 million ($45 to $50 million on a cash basis) of annual compensation and administrative cost savings over the next 12 to 18 months

•
Following a strategic review process, the Company is implementing this plan to match resources that further align its increasing focus on the investment management business and its global workforce is expected to decrease by approximately 15%, primarily associated with the exiting of non-core assets and business lines

•
The Company invested, or committed to invest, approximately $130 million, primarily in a Strategic Other Equity and Debt investment, which the Company expects to contribute to a future managed fund or syndicate to third-party investors

•	As of November 5, 2018, the Company had approximately $1.0 billion of liquidity through availability under its revolving credit facility

For more information and a reconciliation of net income/(loss) to common stockholders to Core FFO, NOI and/or EBITDA, please refer to the non-GAAP financial measure definitions and tables at the end of this press release.

Third Quarter 2018 Operating Results and Investment Activity by Segment
Colony Capital holds investment interests in six reportable segments: Healthcare Real Estate; Industrial Real Estate; Hospitality Real Estate; CLNC; Other Equity and Debt; and Investment Management.

Healthcare Real Estate
As of September 30, 2018, the consolidated healthcare portfolio consisted of 413 properties: 192 senior housing properties, 108 medical office properties, 99 skilled nursing facilities and 14 hospitals. The Company’s equity interest in the consolidated Healthcare Real Estate segment was approximately 71% as of September 30, 2018. The healthcare portfolio earns rental and escalation income from leasing space to various healthcare tenants and operators. The leases are for fixed terms of varying length and generally provide for rent and expense reimbursements to be paid in monthly installments. The healthcare portfolio also generates operating income from healthcare properties operated through management agreements with independent third-party operators, predominantly through structures permitted by the REIT Investment Diversification and Empowerment Act of 2007 (“RIDEA”).

During the third quarter 2018, this segment’s net loss attributable to common stockholders was $(12.2) million, Core FFO was $19.7 million and consolidated NOI was $76.5 million. In the third quarter 2018, healthcare same store portfolio sequential quarter to quarter comparable revenue and net operating income were unchanged. Compared to the same period last year, third quarter 2018 same store revenue decreased (4.0)% and net operating income increased 0.4%. The revenue decrease was primarily attributable to operators/tenants transitioning from RIDEA to triple-net lease structures. As a result, the Company no longer records gross revenues and certain expenses for such properties and now records net rental revenue. The healthcare same store portfolio is defined as properties in operation throughout the full periods presented under the comparison and included 412 properties in the sequential quarter to quarter and year to year comparisons. Properties acquired, disposed or held for sale during these periods are excluded for the same store portfolio and same store results exclude certain non-recurring bad debt expense.

The following table presents NOI and certain operating metrics by property types in the Company’s Healthcare Real Estate segment:

	Consolidated	CLNY OP	Same Store
	NOI	Share NOI(1)	Consolidated NOI(2)		Occupancy %(3)		TTM Lease Coverage(4)
($ in millions)	Q3 2018	Q3 2018	Q3 2018	Q2 2018	Q3 2018	Q2 2018	6/30/18	3/31/18
Senior Housing - Operating	$16.5	$11.7	$17.4	$17.4	87.1%	86.7%	N/A	N/A
Medical Office Buildings	13.4	9.5	13.4	13.7	83.0%	82.6%	N/A	N/A
Triple-Net Lease:
Senior Housing	15.3	10.8	15.3	15.5	82.0%	82.3%	1.4x	1.4x
Skilled Nursing Facilities	26.2	18.6	26.2	26.0	81.9%	82.2%	1.2x	1.2x
Hospitals	5.1	3.6	5.1	4.8	57.1%	59.6%	3.2x	3.3x
Healthcare Total	$76.5	$54.2	$77.4	$77.4
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(1)	CLNY OP Share NOI represents third quarter 2018 Consolidated NOI multiplied by CLNY OP’s ownership interest as of September 30, 2018.

(2)	Same Store Consolidated NOI excludes $0.9 million and $3.6 million of non-recurring bad debt expense during the third quarter 2018 and second quarter 2018, respectively.

(3)	Occupancy % for Senior Housing - Operating represents average during the presented quarter, MOB’s is as of last day in the quarter and for other types represents average during the prior quarter.

(4)	Represents the ratio of the tenant’s/operator’s EBITDAR to cash rent payable to the Company’s Healthcare Real Estate segment on a trailing twelve month basis.

Asset Acquisition and Disposition
During the third quarter 2018, the consolidated healthcare portfolio disposed of one senior housing operating property and acquired a triple-net lease senior housing property formally financed under the Company’s U.K. development lending facility, reducing the facility to $51 million consolidated or $36 million CLNY OP share carrying value as of September 30, 2018.

Industrial Real Estate
As of September 30, 2018, the consolidated industrial portfolio consisted of 406 primarily light industrial buildings totaling 48.9 million rentable square feet across 20 major U.S. markets and was 94% leased. During the third quarter 2018, the Company raised $84 million of new third-party capital. As a result, the Company’s equity interest in the consolidated Industrial Real Estate segment decreased to approximately 36% as of September 30, 2018 from 37% as of June 30, 2018. Total third-party capital commitments were approximately $1.5 billion compared to cumulative balance sheet contributions of $749 million as of September 30, 2018. The Company continues to own a 100% interest in the related operating platform. The Industrial Real Estate segment is comprised of and primarily invests in light industrial properties in infill locations in major U.S. metropolitan markets generally targeting multi-tenanted warehouses less than 250,000 square feet.

During the third quarter 2018, this segment’s net income attributable to common stockholders was $1.0 million, Core FFO was $12.9 million and consolidated NOI was $49.0 million. In the third quarter 2018, industrial same store portfolio sequential quarter to quarter comparable rental revenue decreased (1.0)% and net operating income decreased (1.5)%. The decrease was primarily related to vacancies in the quarter, most of which have been backfilled with leases that have not yet taken occupancy. Compared to the same period last year, third quarter 2018 same store rental revenue increased 3.1% and net operating income increased 0.8%. The Company’s industrial same store portfolio consisted of 259 buildings. The same store portfolio is defined once a year at the beginning of the current calendar year and includes buildings that were owned, stabilized and held-for-use throughout the entirety of both the current and prior calendar years. Properties acquired, disposed or held-for-sale after the same store portfolio is determined are excluded. Stabilized properties are defined as properties owned for more than one year or are greater than 90% leased. Same store NOI excludes lease termination fee revenue.

The following table presents NOI and certain operating metrics in the Company’s Industrial Real Estate segment:

	Consolidated	CLNY OP	Same Store
	NOI	Share NOI (1)	Consolidated NOI		Leased %(2)
($ in millions)	Q3 2018	Q3 2018	Q3 2018	Q2 2018	9/30/18	6/30/18
Industrial	$49.0	$17.7	$32.1	$32.6	94.9%	94.1%
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(1)	CLNY OP Share NOI represents third quarter 2018 Consolidated NOI multiplied by CLNY OP’s ownership interest as of September 30, 2018.

(2)	Leased % as of the reported date represents square feet under executed leases, some of which may not have taken occupancy.

Asset Acquisitions and Dispositions
During the third quarter 2018, the consolidated industrial portfolio acquired 15 industrial buildings totaling approximately 1.5 million square feet and one land parcel for development for a total of approximately $134 million and disposed of one non-core building for approximately $7 million.

Subsequent to the third quarter 2018, the consolidated industrial portfolio disposed of three non-core buildings for approximately $4 million.

Hospitality Real Estate
As of September 30, 2018, the consolidated hospitality portfolio consisted of 167 properties: 97 select service properties, 66 extended stay properties and 4 full service properties. The Company’s equity interest in the consolidated Hospitality Real Estate segment was approximately 94% as of September 30, 2018. The hospitality portfolio consists primarily of premium branded select service hotels and extended stay hotels located mostly in major metropolitan markets, of which a majority are affiliated with top hotel brands. The select service hospitality portfolio referred to as the THL Hotel Portfolio, which the Company acquired through consensual transfer during the third quarter 2017, is not included in the Hospitality Real Estate segment and is included in the Other Equity and Debt segment.

During the third quarter 2018, this segment’s net loss attributable to common stockholders was $(62.9) million, Core FFO was $34.8 million and consolidated EBITDA was $77.9 million. This segment's net loss attributable to common stockholders included $62 million of impairments related to certain non-core properties expected to be sold in the near term. Impairment of real estate is added back in the calculation of FFO and, as a result, Core FFO. Compared to the same period last year, third quarter 2018 hospitality same store portfolio revenue increased 1.1% and EBITDA decreased (1.3)%, primarily due to higher occupancy offset by increased labor and operating expenses. The Company’s hotels typically experience seasonal variations in occupancy which may cause quarterly fluctuations in revenues and therefore sequential quarter to quarter revenue and EBITDA result comparisons are not meaningful. The hospitality same store portfolio is defined as hotels in operation throughout the full periods presented under the comparison and included 167 hotels in the year to year comparison.

The following table presents EBITDA and certain operating metrics by brands in the Company’s Hospitality Real Estate segment:

			Same Store
	Consolidated	CLNY OP Share					Avg. Daily Rate		RevPAR(3)
	EBITDA (1)	EBITDA(2)	Consolidated EBITDA		Occupancy %(4)		(In dollars)(4)		(In dollars)(4)
($ in millions)	Q3 2018	Q3 2018	Q3 2018	Q3 2017	Q3 2018	Q3 2017	Q3 2018	Q3 2017	Q3 2018	Q3 2017
Marriott	$59.6	$56.3	$59.6	$60.8	77.0%	76.6%	$129	$129	$99	$99
Hilton	13.6	12.8	13.6	13.2	84.8%	82.6%	132	131	112	108
Other	4.7	4.4	4.7	4.9	85.4%	86.3%	139	139	118	120
Total/W.A.	$77.9	$73.5	$77.9	$78.9	78.7%	78.1%	$130	$130	$102	$102
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(1)	Third quarter 2018 Consolidated EBITDA excludes a FF&E reserve contribution amount of $9.8 million.

(2)	CLNY OP Share EBITDA represents third quarter 2018 Consolidated EBITDA multiplied by CLNY OP’s ownership interest as of September 30, 2018.

(3)	RevPAR, or revenue per available room, represents a hotel's total guestroom revenue divided by the room count and the number of days in the period being measured.

(4)	For each metric, data represents average during the presented quarter.

Asset Financing
During the third quarter 2018, the Company refinanced approximately $550 million of consolidated and CLNY OP share of debt in the Hospitality Real Estate segment, extending the fully extended maturity date from 2019 to 2025.

Colony Credit Real Estate, Inc. (“CLNC”)
On February 1, 2018, Colony Credit Real Estate, Inc., a leading commercial real estate credit REIT, announced the completion of the combination of a select portfolio of the Company’s assets and liabilities from the Other Equity and Debt segment with NorthStar Real Estate Income Trust, Inc. (“NorthStar I”) and NorthStar Real Estate Income II, Inc. (“NorthStar II”) in an all-stock transaction. In connection with the closing, CLNC completed the listing of its Class A common stock on the New York Stock Exchange under the ticker symbol “CLNC.” The combination created a permanent capital vehicle, externally managed by the Company, with approximately $5.5 billion in assets, excluding securitization trust liabilities, and $3.0 billion in equity value as of September 30, 2018. The Company owns 48.0 million shares, or 37%, of CLNC and earns an annual base management fee of 1.5% on stockholders’ equity and an incentive fee of 20% of CLNC’s Core Earnings over a 7% hurdle rate. During the third quarter 2018, this segment’s net loss attributable to common stockholders was $(18.3) million and Core FFO was $14.2 million. This segment's net loss attributable to common stockholders included $22 million CLNY OP share of CLNC impairments and provisions for loan losses, which are added back in the calculation of CLNC's Core Earnings and, as a result, the Company’s Core FFO. Please refer to the CLNC's earnings release and financial supplemental furnished on Form 8-K filed with the SEC and its Quarterly Report on Form 10-Q to be filed with the SEC for additional detail.

Other Equity and Debt
The Company owns a diversified group of strategic and non-strategic real estate and real estate-related debt and equity investments. Strategic investments include our 11% interest in NorthStar Realty Europe Corp. (NYSE: NRE) and other investments for which the Company acts as a general partner or manager (“GP Co-Investments”) and receives various forms of investment management economics on the related third-party capital. Non-strategic investments are composed of those investments the Company does not intend to own for the long term including other real estate equity including the THL Hotel Portfolio and the Company’s interest in Albertsons; real estate loans; net leased assets; and multiple classes of commercial real estate (“CRE”) securities. During the third quarter 2018, this segment’s aggregate net income attributable to common stockholders was $57.7 million and Core FFO was $56.5 million.

Other Equity and Debt Segment Asset Acquisitions and Dispositions
During the third quarter 2018, the Company invested, or committed to invest, $166 million in five Strategic Other Equity and Debt investments, representing immediate GP co-investments, or investments the Company expects to contribute to a future managed fund or syndicate to third-party investors. During the third quarter 2018, the Company sold or received payoffs in aggregate of over $590 million with net equity proceeds of approximately $324 million from various other real estate debt and equity investments, including $122 million from the Net Lease Real Estate Equity category; $45 million from the Real Estate Debt category; and $157 million in the Real Estate Private Equity and CRE Securities category. Since the beginning of 2018, the Company has reduced its CRE securities and real estate private equity investments by approximately 60% and 95%, respectively.

As of September 30, 2018, the undepreciated carrying value of assets and equity within the Other Equity and Debt segment were $3.4 billion and $2.1 billion, respectively, down from $3.9 billion and $2.4 billion, respectively, as of June 30, 2018.

	CLNY OP Share
	Undepreciated Carrying Value
	September 30, 2018		June 30, 2018
($ in millions)	Assets	Equity	Assets	Equity
Strategic:
GP co-investments	$855	$528	$843	$422
Interest in NRE	74	74	75	75
Strategic Subtotal	929	602	918	497

Non-Strategic:
Other Real Estate Equity & Albertsons	1,742	956	1,749	968
Real Estate Debt	399	376	443	419
Net Lease Real Estate Equity	245	108	585	250
CRE Securities and Real Estate Private Equity Funds	71	71	221	221
Non-Strategic Subtotal	2,457	1,511	2,998	1,858
Total Other Equity and Debt	$3,386	$2,113	$3,916	$2,355

Investment Management
The Company’s Investment Management segment includes the business and operations of managing capital on behalf of third-party investors through closed and open-end private funds, non-traded and traded real estate investment trusts and registered investment companies. As of September 30, 2018, the Company had $28.9 billion of third-party AUM compared to $28.0 billion as of June 30, 2018. As of September 30, 2018, Fee-Earning Equity Under Management (“FEEUM”) was $17.7 billion compared to $17.0 billion as of June 30, 2018. The increase was primarily attributable to capital raised in Digital Colony, the industrial platform, and an increase in the Company's share of AccorInvest, partially offset by asset sales. During the third quarter 2018, this segment’s aggregate net income attributable to common stockholders was $19.2 million and Core FFO was $38.5 million. This segment’s net income included an aggregate $5 million of unrealized carried interest from the industrial platform and the Company's investment in AccorInvest. This segment’s net income was also negatively impacted by an aggregate $7 million of placement fees related to third-party capital raised in AccorInvest and Digital Colony, which must be expensed upfront although payments are made over time, and $12 million of impairments, net of a gain, to interests in non-wholly owned Real Estate Investment Management platforms and to intangibles on an investment management contract. The impairments and gain are reversed in the calculation of Core FFO.

Digital Real Estate Infrastructure
During the third quarter 2018, Digital Colony raised $1.0 billion and had an aggregate $4.0 billion of committed capital as of September 30, 2018, inclusive of a $250 million capital commitment by certain subsidiaries of the Company.

Assets Under Management (“AUM”)
As of September 30, 2018, the Company had $44 billion of AUM compared to $43 billion as of June 30, 2018:

	September 30, 2018		June 30, 2018
($ in billions)	Amount	% of Grand Total	Amount	% of Grand Total

Balance Sheet (CLNY OP Share):
Healthcare	$4.1	9.4%	$4.1	9.4%
Industrial	1.2	2.8%	1.2	2.8%
Hospitality	4.0	9.2%	3.9	9.1%
Other Equity and Debt	3.4	7.8%	3.9	9.2%
CLNC: Investments contributed to CLNC(1)	2.0	4.5%	1.8	4.2%
Balance Sheet Subtotal	14.7	33.7%	14.9	34.7%

Investment Management:
Institutional Funds	9.8	22.5%	9.8	22.9%
Retail Companies	3.6	8.3%	3.6	8.4%
Colony Credit Real Estate (NYSE:CLNC)(2)	3.5	8.0%	3.1	7.2%
NorthStar Realty Europe (NYSE:NRE)	2.0	4.6%	2.1	4.9%
Non-Wholly Owned REIM Platforms(3)	10.0	22.9%	9.4	21.9%
Investment Management Subtotal	28.9	66.3%	28.0	65.3%

Grand Total	$43.6	100.0%	$42.9	100.0%
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(1)
Represents the Company’s 37% ownership share of CLNC’s total pro-rata share of assets, excluding securitization trust liabilities, of $5.5 billion as of September 30, 2018 and $4.9 billion as of June 30, 2018.

(2)
Represents 3rd party 63% ownership share of CLNC’s total pro-rata share of assets, excluding securitization trust liabilities, of $5.5 billion as of September 30, 2018 and $4.9 billion as of June 30, 2018.

(3)	REIM: Real Estate Investment Management

Corporate Restructuring and Cost Reduction Plan
Following a strategic review process, the Company announced that it is implementing a corporate restructuring and reorganization plan to match resources that further align its increasing focus on the investment management business under an ‘asset-light’ business model while exiting certain non-core businesses and assets. The plan is expected to deliver $50 to $55 million ($45 to $50 million on a cash basis) of annual compensation and administrative cost savings on a run-rate basis by year-end 2019 and will result in a reduction of the Company’s global workforce by approximately 15%. The majority of the benefit of the restructuring efforts will be seen in 2019 and early 2020, although some benefits may be realized in the fourth quarter of 2018.

Liquidity and Financing
As of November 5, 2018, the Company had approximately $1.0 billion of liquidity through availability under its revolving credit facility.

Common Stock and Operating Company Units
As of November 5, 2018, the Company had approximately 491.0 million shares of Class A and B common stock outstanding and the Company’s operating partnership had approximately 31.4 million operating company units outstanding held by members other than the Company or its subsidiaries.

As of November 5, 2018, the Company had $282 million remaining under its share repurchase program.

Contingent Consideration
During the third quarter 2018, the Company issued 2.0 million common shares and operating company units with an estimated value of $12.5 million to senior management personnel as contingent consideration related to the internalization transaction of Colony Capital, LLC in April 2015.

Common and Preferred Dividends
The Company redeemed in its entirety the outstanding Series D cumulative redeemable perpetual preferred stock and paid all accrued cash dividends, in accordance of the terms of the redemption, related to the Series D cumulative redeemable perpetual preferred stock on July 2, 2018.

On August 2, 2018, the Company’s Board of Directors declared a quarterly cash dividend of $0.11 per share of Class A and Class B common stock for the third quarter of 2018, which was paid on October 15, 2018 to respective stockholders of record on September 28, 2018. The Board of Directors also declared cash dividends with respect to each series of the Company’s cumulative redeemable perpetual preferred stock each in accordance with terms of such series as follows: (i) with respect to each of the Series B stock - $0.515625 per share and Series E stock - $0.546875 per share, such dividends to be paid on November 15, 2018 to the respective stockholders of record on November 9, 2018 and (ii) with respect to each of the Series G stock - $0.46875 per share, Series H stock - $0.4453125 per share, Series I stock - $0.446875 per share and Series J stock - $0.4453125 per share, such dividends were paid on October 15, 2018 to the respective stockholders of record on October 10, 2018.

On November 5, 2018, the Company’s Board of Directors declared a quarterly cash dividend of $0.11 per share of Class A and Class B common stock for the fourth quarter of 2018, which will be paid on January 15, 2019 to respective stockholders of record on December 31, 2018. The Board of Directors also declared cash dividends with respect to each series of the Company’s cumulative redeemable perpetual preferred stock each in accordance with terms of such series as follows: (i) with respect to each of the Series B stock - $0.515625 per share and Series E stock - $0.546875 per share, such dividends to be paid on February 15, 2019 to the respective stockholders of record on February 8, 2019 and (ii) with respect to each of the Series G stock - $0.46875 per share, Series H stock - $0.4453125 per share, Series I stock - $0.446875 per share and Series J stock - $0.4453125 per share, such dividends to be paid on January 15, 2019 to the respective stockholders of record on January 10, 2019.

Non-GAAP Financial Measures and Definitions
Assets Under Management (“AUM”)
Assets for which the Company and its affiliates provide investment management services, including assets for which the Company may or may not charge management fees and/or performance allocations. AUM is based on reported gross undepreciated carrying value of managed investments as reported by each underlying vehicle at September 30, 2018. AUM further includes a) uncalled capital commitments and b) includes the Company’s pro-rata share of each affiliate non wholly-owned real estate investment management platform’s assets as presented and calculated by the affiliate. Affiliates include the co-sponsored digital real estate infrastructure vehicle, RXR Realty LLC, SteelWave, LLC, American Healthcare Investors and Hamburg Trust. The Company's calculations of AUM may differ materially from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.

CLNY OP
The operating partnership through which the Company conducts all of its activities and holds substantially all of its assets and liabilities. CLNY OP share excludes noncontrolling interests in investment entities.

Fee-Earning Equity Under Management (“FEEUM”)
Equity for which the Company and its affiliates provides investment management services and derives management fees and/or performance allocations. FEEUM generally represents a) the basis used to derive fees, which may be based on invested equity, stockholders’ equity, or fair value pursuant to the terms of each underlying investment management agreement and b) the Company’s pro-rata share of fee bearing equity of each affiliate as presented and calculated by the affiliate. Affiliates include the co-sponsored digital real estate infrastructure vehicle, RXR Realty LLC, SteelWave, LLC, American Healthcare Investors and Hamburg Trust. The Company's calculations of FEEUM may differ materially from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.

Funds From Operations (“FFO”) and Core Funds From Operations (“Core FFO”)
The Company calculates funds from operations (“FFO”) in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures. Included in FFO are gains and losses from sales of assets which are not depreciable real estate such as loans receivable, investments in unconsolidated joint ventures as well as investments in debt and other equity securities, as applicable.

The Company computes core funds from operations (“Core FFO”) by adjusting FFO for the following items, including the Company’s share of these items recognized by its unconsolidated partnerships and joint ventures: (i) gains and losses from sales of depreciable real estate within the Other Equity and Debt segment, net of depreciation, amortization and impairment previously adjusted for FFO;

(ii) gains and losses from sales of businesses within the Investment Management segment and impairment write-downs associated with the Investment Management segment; (iii) equity-based compensation expense; (iv) effects of straight-line rent revenue and expense; (v) amortization of acquired above- and below-market lease values; (vi) amortization of deferred financing costs and debt premiums and discounts; (vii) unrealized fair value gains or losses and foreign currency remeasurements; (viii) acquisition-related expenses, merger and integration costs; (ix) amortization and impairment of finite-lived intangibles related to investment management contracts and customer relationships; (x) gain on remeasurement of consolidated investment entities and the effect of amortization thereof; (xi) non-real estate depreciation and amortization; (xii) change in fair value of contingent consideration; and (xiii) tax effect on certain of the foregoing adjustments. Beginning with the first quarter of 2018, the Company’s Core FFO from its interest in Colony Credit Real Estate (NYSE: CLNC) and NorthStar Realty Europe (NYSE: NRE) represented its percentage interest multiplied by CLNC’s Core Earnings and NRE’s Cash Available for Distribution (“CAD”), respectively. CLNC’s Core Earnings reflect adjustments to GAAP net income to exclude impairment of real estate and provision for loan losses. Such impairment and losses may ultimately be realized, in part or in full, upon a sale or monetization of the related asset or loan and such realized loss would be reflected in CLNC’s Core Earnings and, as a result, the Company’s Core FFO. Refer to CLNC’s and NRE's respective filings with the SEC for the definition and calculation of Core Earnings and CAD.

FFO and Core FFO should not be considered alternatives to GAAP net income as indications of operating performance, or to cash flows from operating activities as measures of liquidity, nor as indications of the availability of funds for our cash needs, including funds available to make distributions. FFO and Core FFO should not be used as supplements to or substitutes for cash flow from operating activities computed in accordance with GAAP. The Company’s calculations of FFO and Core FFO may differ from methodologies utilized by other REITs for similar performance measurements, and, accordingly, may not be comparable to those of other REITs.

The Company uses FFO and Core FFO as supplemental performance measures because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that captures trends in occupancy rates, rental rates, and operating costs. The Company also believes that, as widely recognized measures of the performance of REITs, FFO and Core FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO and Core FFO exclude depreciation and amortization and capture neither the changes in the value of the Company’s properties that resulted from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO and Core FFO as measures of the Company’s performance is limited. FFO and Core FFO should be considered only as supplements to GAAP net income as a measure of the Company’s performance.

Net Operating Income (“NOI”) / Earnings Before Interest, Tax, Depreciation and Amortization (“EBITDA”)
NOI for healthcare and industrial segments represents total property and related income less property operating expenses, adjusted for the effects of (i) straight-line rental income adjustments; (ii) amortization of acquired above- and below-market lease adjustments to rental income; and (iii) other items such as adjustments for the Company’s share of NOI of unconsolidated ventures.

EBITDA for the hospitality real estate segment represents net income from continuing operations of that segment excluding the impact of interest expense, income tax expense or benefit, and depreciation and amortization.

The Company believes that NOI and EBITDA are useful measures of operating performance of its respective real estate portfolios as they are more closely linked to the direct results of operations at the property level. NOI also reflects actual rents received during the period after adjusting for the effects of straight-line rents and amortization of above- and below- market leases; therefore, a comparison of NOI across periods better reflects the trend in occupancy rates and rental rates of the Company’s properties.

NOI and EBITDA exclude historical cost depreciation and amortization, which are based on different useful life estimates depending on the age of the properties, as well as adjust for the effects of real estate impairment and gains or losses on sales of depreciated properties, which eliminate differences arising from investment and disposition decisions. This allows for comparability of operating performance of the Company’s properties period over period and also against the results of other equity REITs in the same sectors. Additionally, by excluding corporate level expenses or benefits such as interest expense, any gain or loss on early extinguishment of debt and income taxes, which are incurred by the parent entity and are not directly linked to the operating performance of the Company’s properties, NOI and EBITDA provide a measure of operating performance independent of the Company’s capital structure and indebtedness.

However, the exclusion of these items as well as others, such as capital expenditures and leasing costs, which are necessary to maintain the operating performance of the Company’s properties, and transaction costs and administrative costs, may limit the usefulness of NOI and EBITDA. NOI may fail to capture significant trends in these components of U.S. GAAP net income (loss) which further limits its usefulness.

NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, the Company’s methodology for calculating NOI involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with other companies.

Earnings Before Interest, Tax, Depreciation, Amortization and Rent (“EBITDAR”)
Represents earnings before interest, taxes, depreciation, amortization and rent for facilities accruing to the tenant/operator of the property (not the Company) for the period presented. The Company uses EBITDAR in determining TTM Lease Coverage for triple-net lease properties in its Healthcare Real Estate segment. EBITDAR has limitations as an analytical tool. EBITDAR does not reflect historical cash expenditures or future cash requirements for facility capital expenditures or contractual commitments. In addition, EBITDAR does not represent a property's net income or cash flow from operations and should not be considered an alternative to those indicators. The Company utilizes EBITDAR as a supplemental measure of the ability of the Company's operators/tenants to generate sufficient liquidity to meet related obligations to the Company.

TTM Lease Coverage
Represents the ratio of EBITDAR to recognized cash rent for owned facilities on a trailing twelve month basis. TTM Lease Coverage is a supplemental measure of a tenant’s/operator’s ability to meet their cash rent obligations to the Company. However, its usefulness is limited by, among other things, the same factors that limit the usefulness of EBITDAR.

The information related to the Company’s tenants/operators that is provided in this press release has been provided by, or derived from information provided by, such tenants/operators. The Company has not independently verified this information and has no reason to believe that such information is inaccurate in any material respect. The Company is providing this data for informational purposes only.

Third Quarter 2018 Conference Call
The Company will conduct a conference call to discuss the financial results on Wednesday, November 7, 2018 at 7:00 a.m. PT / 10:00 a.m. ET. To participate in the event by telephone, please dial (877) 407-4018 ten minutes prior to the start time (to allow time for registration). International callers should dial (201) 689-8471. The call will also be broadcast live over the Internet and can be accessed on the Public Shareholders section of the Company’s website at www.clny.com. A webcast of the call will be available for 90 days on the Company’s website.

For those unable to participate during the live call, a replay will be available starting November 7, 2018, at 10:00 a.m. PT / 1:00 p.m. ET, through November 14, 2018, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (844) 512-2921 (U.S.), and use passcode 13683876. International callers should dial (412) 317-6671 and enter the same conference ID number.

Corporate Overview and Supplemental Financial Report
A Third Quarter 2018 Corporate Overview and Supplemental Financial Report is available on the Company’s website at www.clny.com. This information has also been furnished to the U.S. Securities and Exchange Commission in a Current Report on Form 8-K.

About Colony Capital, Inc.
Colony Capital, Inc. (NYSE: CLNY) is a leading global investment management firm with assets under management of $44 billion. The Company manages capital on behalf of its stockholders, as well as institutional and retail investors in private funds, non-traded and traded real estate investment trusts and registered investment companies. The Company has significant holdings in: (a) the healthcare, industrial and hospitality property sectors; (b) Colony Credit Real Estate, Inc. (NYSE: CLNC) and NorthStar Realty Europe Corp. (NYSE: NRE), which are both externally managed by subsidiaries of the Company; and (c) various other equity and debt investments. The Company is headquartered in Los Angeles with key offices in New York, Paris and London, and has over 400 employees across 17 locations in ten countries. For additional information regarding the Company and its management and business, please refer to www.clny.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause the Company’s actual results to differ significantly from those expressed in any forward-looking statement. Factors that might cause such a difference include, without limitation, our failure to achieve anticipated synergies in and benefits of the completed merger among NorthStar Asset Management Group Inc., Colony Capital, Inc. and NorthStar Realty Finance Corp., the impact of changes to the Company’s management, employee and organizational structure, the amount, timing and impact of cost reductions, including whether any anticipated benefits of such reductions will be realized, the Company’s financial flexibility, the Company's ability to grow its investment management business, the timing and pace of growth of the Company's Industrial platform, the performance of the Company’s investment in Colony Credit Real Estate, Inc., the Company’s ability to maintain or create future permanent capital vehicles under its management, whether the Company will realize any anticipated benefits from the Digital Bridge partnership, the Company’s ability to simplify its business and become more balance sheet-light, the Company's portfolio composition, Colony Capital’s liquidity, including its ability to continue to generate liquidity by more accelerated sales of non-core assets and businesses, whether the Company will complete or sponsor any compelling investment opportunities under a predominantly third-party capital model, the Company's expected taxable income and net cash flows, excluding the contribution of gains, the Company’s ability to grow the dividend at all in the future; the impact to the Company of the management agreement amendments with NorthStar Healthcare Income, Inc. and NorthStar Realty Europe Corp., whether Colony Capital will be able to maintain its qualification as a REIT for U.S. federal income tax purposes, the timing of and ability to deploy available capital, the timing of and ability to complete repurchases of Colony Capital’s stock, Colony Capital’s ability to maintain inclusion and relative performance on the RMZ, Colony Capital’s leverage, including the Company’s ability to reduce debt and the timing and amount of borrowings under its credit facility, whether the Company will benefit from the combination of its broker-dealer business with S2K Financial, increased interest rates and operating costs, adverse economic or real estate developments in Colony Capital’s markets, Colony Capital’s failure to successfully operate or lease acquired properties, decreased rental rates, increased vacancy rates or failure to renew or replace expiring leases, defaults on or non-renewal of leases by tenants, the impact of economic conditions on the borrowers of Colony Capital’s commercial real estate debt investments and the commercial mortgage loans underlying its commercial mortgage backed securities, adverse general and local economic conditions, an unfavorable capital market environment, decreased leasing activity or lease renewals, and other risks and uncertainties detailed in our filings with the U.S. Securities and Exchange Commission (“SEC”). All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Additional information about these and other factors can be found in Colony Capital’s reports filed from time to time with the SEC.

Colony Capital cautions investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release. Colony Capital is under no duty to update any of these forward-looking statements after the date of this press release, nor to conform prior statements to actual results or revised expectations, and Colony Capital does not intend to do so.

Source: Colony Capital, Inc.
Investor Contacts:
Addo Investor Relations
Lasse Glassen
310-829-5400

(FINANCIAL TABLES FOLLOW)

COLONY CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	September 30, 2018 (unaudited)	December 31, 2017
Assets
Cash and cash equivalents	$416,795	$921,822
Restricted cash	413,803	471,078
Real estate, net	13,958,524	14,464,258
Loans receivable, net ($0 and $45,423 at fair value, respectively)	1,784,491	3,223,762
Investments in unconsolidated ventures ($110,365 and $363,901 at fair value, respectively)	2,330,847	1,655,239
Securities, at fair value	139,028	383,942
Goodwill	1,534,561	1,534,561
Deferred leasing costs and intangible assets, net	563,712	852,872
Assets held for sale ($76,683 and $49,498 at fair value, respectively)	638,151	781,630
Other assets ($22,358 and $10,152 at fair value, respectively)	483,519	444,968
Due from affiliates	41,849	51,518
Total assets	$22,305,280	$24,785,650
Liabilities
Debt, net ($0 and $44,542 at fair value, respectively)	$9,867,976	$10,827,810
Accrued and other liabilities ($77,990 and $212,267 at fair value, respectively)	642,902	898,161
Intangible liabilities, net	167,270	191,109
Liabilities related to assets held for sale	50,625	273,298
Due to affiliates ($0 and $20,650 at fair value, respectively)	—	23,534
Dividends and distributions payable	84,604	188,202
Total liabilities	10,813,377	12,402,114
Commitments and contingencies
Redeemable noncontrolling interests	34,389	34,144
Equity
Stockholders’ equity:
Preferred stock, $0.01 par value per share; $1,436,605 and $1,636,605 liquidation preference, respectively; 250,000 shares authorized; 57,464 and 65,464 shares issued and outstanding, respectively	1,407,495	1,606,966
Common stock, $0.01 par value per share
Class A, 949,000 shares authorized; 490,319 and 542,599 shares issued and outstanding, respectively	4,904	5,426
Class B, 1,000 shares authorized; 734 and 736 shares issued and outstanding, respectively	7	7
Additional paid-in capital	7,618,518	7,913,622
Distributions in excess of earnings	(1,567,662)	(1,165,412)
Accumulated other comprehensive income	17,732	47,316
Total stockholders’ equity	7,480,994	8,407,925
Noncontrolling interests in investment entities	3,590,546	3,539,072
Noncontrolling interests in Operating Company	385,974	402,395
Total equity	11,457,514	12,349,392
Total liabilities, redeemable noncontrolling interests and equity	$22,305,280	$24,785,650

COLONY CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended September 30,
	2018	2017
Revenues
Property operating income	$567,981	$613,665
Interest income	59,990	106,479
Fee income	35,055	59,693
Other income	11,743	10,016
Total revenues	674,769	789,853
Expenses
Property operating expense	307,795	332,006
Interest expense	145,117	152,054
Investment and servicing expense	11,117	18,421
Transaction costs	228	4,636
Placement fees	5,184	—
Depreciation and amortization	145,310	162,694
Provision for loan loss	7,825	5,116
Impairment loss	76,497	24,073
Compensation expense	46,726	85,022
Administrative expenses	23,278	26,502
Total expenses	769,077	810,524
Other income (loss)
Gain on sale of real estate assets	35,120	72,541
Other gain (loss), net	29,677	(8,822)
Earnings from investments in unconsolidated ventures	13,798	17,447
Income (loss) before income taxes	(15,713)	60,495
Income tax benefit	1,767	10,613
Net income (loss) from continuing operations	(13,946)	71,108
Income from discontinued operations	—	1,481
Net income (loss)	(13,946)	72,589
Net income (loss) attributable to noncontrolling interests:
Redeemable noncontrolling interests	865	1,678
Investment entities	32,382	36,906
Operating Company	(4,403)	97
Net income (loss) attributable to Colony Capital, Inc.	(42,790)	33,908
Preferred stock redemption	—	(918)
Preferred stock dividends	27,185	33,176
Net income (loss) attributable to common stockholders	$(69,975)	$1,650
Basic earnings (loss) per share
Income (loss) from continuing operations per basic common share	$(0.15)	$—
Net income (loss) per basic common share	$(0.15)	$—
Diluted earnings (loss) per share
Income (loss) from continuing operations per diluted common share	$(0.15)	$—
Net income (loss) per diluted common share	$(0.15)	$—
Weighted average number of shares
Basic	484,754	542,855
Diluted	484,754	542,855

COLONY CAPITAL, INC.
FUNDS FROM OPERATIONS AND CORE FUNDS FROM OPERATIONS
(In thousands, except per share data)
(Unaudited)

Three Months Ended September 30, 2018
Net loss attributable to common stockholders	$(69,975)
Adjustments for FFO attributable to common interests in Operating Company and common stockholders:
Net loss attributable to noncontrolling common interests in Operating Company	(4,403)
Real estate depreciation and amortization	153,303
Impairment of real estate	78,595
Gain from sales of real estate	(38,432)
Less: Adjustments attributable to noncontrolling interests in investment entities	(46,959)
FFO attributable to common interests in Operating Company and common stockholders	72,129

Additional adjustments for Core FFO attributable to common interests in Operating Company and common stockholders:
Gains and losses from sales of depreciable real estate within the Other Equity and Debt segment, net of depreciation, amortization and impairment previously adjusted for FFO (1)	5,903
Gains and losses from sales of businesses within the Investment Management segment and impairment write-downs associated with the Investment Management segment	5,221
Equity-based compensation expense	9,425
Straight-line rent revenue and expense	(6,017)
Amortization of acquired above- and below-market lease values, net	(2,840)
Amortization of deferred financing costs and debt premiums and discounts	20,040
Unrealized fair value gains and foreign currency remeasurements (2)	(16,291)
Acquisition and merger-related transaction costs	418
Merger integration costs (3)	2,180
Amortization and impairment of investment management intangibles	12,088
Non-real estate depreciation and amortization	2,390
Amortization of gain on remeasurement of consolidated investment entities	1,120
Deferred tax benefit, net	(3,281)
Less: Adjustments attributable to noncontrolling interests in investment entities (1)	(254)
Core FFO attributable to common interests in Operating Company and common stockholders	$102,231

FFO per common share / common OP unit (4)	$0.14
FFO per common share / common OP unit—diluted (5)	$0.14
Core FFO per common share / common OP unit (4)	$0.20
Core FFO per common share / common OP unit—diluted (6)	$0.19
Weighted average number of common OP units outstanding used for FFO and Core FFO per common share and OP unit (4)	522,120
Weighted average number of common OP units outstanding used for FFO per common share and OP unit—diluted (4)(5)(6)	522,693
Weighted average number of common OP units outstanding used for Core FFO per common share and OP unit—diluted (4)(6)	548,111
__________

(1)
Net of $27.1 million consolidated or $22.8 million CLNY OP share of depreciation, amortization and impairment charges previously adjusted to calculate FFO and Core Earnings, a non-GAAP measure used by Colony Capital, Inc. prior to its internalization of the manager.

(2)	Includes an adjustment to exclude CLNY OP's share of provision for loan loss recognized by CLNC, which is excluded for CLNC's calculation of its Core Earnings.

(3)
Merger integration costs represent costs and charges incurred during the integration of Colony, NSAM and NRF. These integration costs are not reflective of the Company’s core operating performance and the Company does not expect to incur these costs subsequent to the completion of the merger integration. The majority of integration costs consist of severance, employee costs of those separated or scheduled for separation, system integration and lease terminations.

(4)	Calculated based on weighted average shares outstanding including participating securities and assuming the exchange of all common OP units outstanding for common shares.

(5)	For the three months ended September 30, 2018, included in the calculation of diluted FFO is the effect of 573,100 weighted average shares of non-participating restricted stock.

(6)
For the three months ended September 30, 2018, included in the calculation of diluted Core FFO per share is the effect of adding back $4.5 million of interest expense associated with convertible senior notes and 25.4 million weighted average dilutive common share equivalents for the assumed conversion of the convertible senior notes. Such interest expense and weighted average dilutive common share equivalents are excluded for the calculation of diluted FFO as the effect would be antidilutive.

COLONY CAPTITAL, INC.
RECONCILIATION OF NET INCOME (LOSS) TO NOI/EBITDA

The following tables present: (1) a reconciliation of property and other related revenues less property operating expenses for properties in our Healthcare, Industrial, and Hospitality segments to NOI or EBITDA and (2) a reconciliation of such segments' net income (loss) for the three months ended September 30, 2018 to NOI or EBITDA:

NOI and EBITDA were determined as follows:

	Three Months Ended September 30, 2018
(In thousands)	Healthcare	Industrial	Hospitality
Total revenues	$147,907	$73,902	$224,384
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(5,140)	(3,012)	(6)
Interest income	—	(107)	—
Property operating expenses (1)	(66,298)	(21,409)	(146,440)
Compensation and administrative expense (1)	—	(387)	—
NOI or EBITDA	$76,469	$48,987	$77,938
_________

(1)
For healthcare and hospitality, property operating expenses includes property management fees paid to third parties. For industrial, there are direct costs of managing the portfolio which are included in compensation expense.

The following table presents a reconciliation of net income (loss) from continuing operations of the healthcare, industrial and hospitality segments to NOI or EBITDA of the respective segments.

	Three Months Ended September 30, 2018
(In thousands)	Healthcare	Industrial	Hospitality
Net income (loss) from continuing operations	$(15,051)	$6,296	$(66,620)
Adjustments:
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(5,140)	(3,012)	(6)
Interest income	—	(107)	—
Interest expense	47,620	10,872	41,646
Transaction, investment and servicing costs	1,556	41	1,938
Depreciation and amortization	43,697	33,503	36,503
(Recovery of) impairment loss	(274)	774	61,865
Compensation and administrative expense	1,696	2,727	1,579
Other loss, net	1,122	—	178
Income tax (benefit) expense	1,030	(3)	855
NOI or EBITDA	$76,469	$48,987	$77,938

The following table summarizes third quarter 2018 net income (loss) from continuing operations by segment:

(In thousands)	Net income (Loss) From Continuing Operations
Healthcare	$(15,051)
Industrial	6,296
Hospitality	(66,620)
CLNC	(19,480)
Other Equity and Debt	88,053
Investment Management	23,509
Amounts Not Allocated to Segments	(30,653)
Total Consolidated	$(13,946)